Exhibit 99.1

News Article Published on Dallasnews.com

June 29, 2023

Dallas Morning News to discontinue Al Dia, Briefing print editions

The move comes as a contract supporting the free publications came up for renewal.

The Dallas Morning News will discontinue print editions of its free weekly Al Día and Briefing publications at the end of August after failing to reach a contract extension with a vendor whose weekly shared mail coupons and home delivery inserts supported the products.

The decision comes after San Antonio-based Vericast sought contract terms that would make the publications unprofitable, said Katy Murray, president of DallasNews Corporation, The News’ parent company.

“Based on the terms given us, there was no way we would be able to continue to deliver them profitably,” she said. “It was a business decision.”

Cost-cutting moves will result in the reduction of 13 Medium Giant and distribution positions, Murray said. Medium Giant is DallasNews’ digital marketing services agency.

The Vericast partnership was forecasted to generate about $1 million a month in revenue this year, although that’s been declining as advertisers move away from coupon inserts, Murray said.

After the elimination of newsprint, delivery and employee-related expenses, Murray said the impact on DallasNews’ bottom line is expected to be “net neutral.”

Al Día will continue to be available in an online and e-paper format after the print edition is discontinued. Al Día’s news staff also will continue to produce online content throughout the week. In addition, The News  is soon launching an effort to have its reporters join Al Día in covering this community.

Grant Moise, publisher of The News, said the company remains committed to serving its Hispanic audience with both Spanish and English news. Earlier this year, The News moved four Al Día journalists into broader newsroom roles in an effort to strengthen reporting of the state’s largest demographic group.

Al Día launched as a print edition 19 years ago. Briefing, designed as a quick-read news product, has been published in print for 15 years. Combined, over 300,000 copies are printed weekly, with Vericast’s coupon package contained inside.

“Briefing was initially created in 2008 to reach busy families on the go who still wanted their news in a print format,” Moise said in announcing the changes. “Fifteen years later, the media consumption patterns of those busy families have moved almost exclusively to digital sources, which makes Dallasnews.com a destination source of news and information for those young parents.”

Grocery stores, long a staple of newspaper coupon inserts, also have increasingly moved toward advertising their deals digitally through branded websites and smartphone apps. In May, the nation’s largest grocery store chain, Kroger, said it was eliminating weekly grocery ads in newspapers.

Murray emphasized that The News has no intention of eliminating its print editions. It relies on both subscriber and advertising revenue, while Al Día and Briefing were advertising dependent.

“The News is in a favorable financial position, with a strong balance sheet and no debt, which allows us to focus on the growth areas of our business that are of the highest interest to readers and advertisers,” Murray said.